                             INTERWEST BANCORP, INC.


FOR RELEASE TUESDAY, SEPTEMBER 3, 1996
For more information contact:
Carla Tucker, Vice President/Controller - (360) 679-4181
Gina Dyer, Corporate Relations - (360) 679-4181

                  INTERWEST BANCORP INC. COMPLETES ACQUISITION
                            OF CENTRAL BANCORPORATION

OAK HARBOR, WA - SEPTEMBER 3, 1996 - InterWest Bancorp, Inc. (Nasdaq: IWBK) announced today it completed its merger with Central Bancorporation of Wenatchee, Washington effective August 31, 1996. This further diversifies InterWest's operations into commercial banking activities and enhances the long-term value of the company. Central operated ten full service branch offices in Central and North Central Washington and had $203.3 million in assets, $180.0 million in deposits and $16.5 million in stockholders' equity at June 30, 1996.

         Under the terms of the merger, each share of Central Bancorporation common stock has been converted into 1.41 shares of InterWest Bancorp, Inc., common stock. Approximately 1,431,600 shares are being issued in this transaction. Instructions for exchanging stock certificates will be mailed to former Central Bancorporation shareholders in early September.

         Now that the merger is complete, InterWest will operate the ten Central bank offices under the name of InterWest Bank. "We are pleased that the merger has been finalized and are quickly implementing strategies for business banking company wide," said Stephen M. Walden, president and chief executive officers of InterWest. "Central Bancorporation has a proven record of success in this area which will help us to effectively enter the business banking arena," Walden added.

         "Customers of both banks now have more branch office locations and financial products and services to choose from," said Gary Bolyard, president and chief executive officer of Central Bancorporation, who will become Vice Chairman/Commercial Banking of InterWest. "Our shareholders will benefit from the active trading of InterWest's stock and the potential for further in-market acquisitions of other community banks located in non-metropolitan cities."

         With assets of approximately $1.6 billion, InterWest Bancorp, Inc., is the third largest Washington-based bank holding company in Washington State. InterWest offers a full range of non-traditional financial products through InterWest Financial Services, Inc., insurance products through InterWest Insurance Agency, Inc., and brokered loan products through Cornerstone Northwest Mortgage. InterWest Bank now operates 37 branch offices throughout Central and Western Washington.